UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2018

Bioverativ Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
001-37859		81-3461310
(Commission File Number)		(IRS Employer Identification No.)

225 Second Avenue, Waltham, Massachusetts 02451	Not Applicable
(Address of principal executive offices; Zip Code)	(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code: (781) 663-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).    Emerging growth company   

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

The compensation letter agreements between Biogen and each of our executive officers, which we assumed in connection with our spin-off from Biogen, provided for certain severance benefits that expired on February 1, 2018, in contemplation of the Company implementing its own severance arrangements following the spin-off from Biogen.  Accordingly, on January 31, 2018, the Compensation Committee of the Company’s Board of Directors approved the Bioverativ Inc. Severance Plan for U.S. Executive Officers (the “Severance Plan”).  The terms of the Severance Plan, pursuant to which each of the Company’s executive officers are eligible to receive certain severance benefits, are described below.

In the event that an executive officer is terminated other than “For Cause” or for reason of death or Disability (as these terms are defined in the Company’s 2017 Omnibus Equity Plan (the “Omnibus Plan”)), or experiences an “Involuntary Employment Action” (as defined in the Severance Plan and described below) within two years following a change in control transaction, then, subject to the executive officer’s execution of an irrevocable release of claims in favor of the Company, the executive officer will be entitled to the following severance payments and benefits:

•

a cash lump-sum payment equal to one and one-half (two for Mr. Cox) times the sum of annual base salary as of December 31, 2017 (the “2017 Base Salary”), and target annual bonus as such target percentage is specified in the executive officer’s letter regarding employment, calculated using the 2017 Base Salary (except as may otherwise be agreed in writing between the executive officer and Parent to be effective following the closing date);

•

a cash payment equal to the greater of the target annual bonus for the year of termination, or what the annual bonus with respect to such year would have been if the executive officer’s employment had continued through the payment date for such annual bonus, as such target percentage is specified in the executive officer’s letter regarding employment, calculated using the 2017 Base Salary (except as may otherwise be agreed in writing between the executive officer and Parent to be effective following the closing date), in either case prorated for the number of calendar days during which the executive officer was employed in the year of termination;

•	a company subsidy of COBRA coverage for 18 months (24 months for Mr. Cox) post-termination; and
•	reasonable cost of up to nine months (12 months for Mr. Cox) of executive-level outplacement services.

“Involuntary Employment Action” under the Severance Plan generally means the executive officer’s termination of employment within two years following a change in control, by the Company other than “For Cause”, or by the executive officer upon the occurrence of any of the following:

•

any adverse or material alteration or diminution in the executive officer’s authority, duties or responsibilities (other than a mere change in title or reporting relationship) as they existed immediately prior to the change in control or as the same may be increased from time to time thereafter;

•

a reduction in the executive officer’s base salary or targeted bonus opportunity, in each case as in effect on the date prior to the change in control or as the same may be increased from time to time thereafter; or

•	a relocation of the executive officer’s offices of employment that increase his or her daily commute by more than 100 miles on a round-trip basis.

“For Cause” as defined in the Omnibus Plan generally includes, but is not limited to, dishonesty with respect to the Company or any affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by a participant of any provision of any employment, nondisclosure, non-competition or similar agreement between the participant and the Company or any affiliate, and conduct substantially prejudicial to the business of the Company or an affiliate.

The descriptions above are qualified in their entirety by reference to the Severance Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1	Bioverativ Inc. Severance Plan for U.S. Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOVERATIV INC.

	By:	/s/ Andrea DiFabio
Andrea DiFabio
Executive Vice President, Chief Legal Officer

Date: February 6, 2018